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                                                                  EXHIBIT 10(a)
                                 PERRIGO COMPANY
                         MANAGEMENT INCENTIVE BONUS PLAN
                                      2005

OBJECTIVES

The objective of the Perrigo Company Management Incentive Bonus (MIB) plan is to:

    o Motivate MIB Participants to maximize value for the Company's shareholders through a bonus system that is based, in part, on the Company's return-on-assets (profit per asset dollar).

    o Encourage high performance through a bonus system that is based, in part, on the MIB Participant's individual performance and demonstration of appropriate management behaviors.

    o Reward top management employees for their contribution to Company performance.

    o    Help the Company attract and retain top management employees.

MIB PARTICIPANTS

"MIB Participants" must be employed in top management positions that are evaluated at grade 16 or above (excluding Customer Business Managers eligible for Sales Bonus).

PLAN

1. The MIB is a pooled fund concept based on Return-on-Assets (ROA) and individual performance. MIB is calculated as follows:

    o At the beginning of each fiscal year, the Compensation Committee of the Board of Directors will determine the Company's ROA goal. This goal is based on both a comparison with similar companies in comparable industries and challenging, but reasonable, expectations for the Perrigo business plan. At the end of each fiscal year, money will have been accrued for disbursement to eligible MIB Participants.

    o The MIB for eligible MIB Participants will be initially determined based on the number of shares assigned to each MIB Participant and the value of each share (dollars in the pool divided by the total number of MIB shares) or based on a percentage of base salary (percent of salary goal, multiplied by the applicable ROA, multiplied by each MIB Participant's base salary). The number of shares or percentage of salary will initially be determined in advance based on the individual's grade level and the Company's total compensation objectives. The actual number of shares or percentage of salary used will be reviewed and authorized by the Compensation Committee of the Board of Directors after the end of each fiscal year.

    o After the MIBs are initially calculated based on ROA, individual MIBs may be increased, decreased or even eliminated based on the MIB Participant's individual performance for the year in question. Senior executives retain authority to adjust the MIB of any
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         participant reporting in their area of influence based on performance, and the Compensation Committee will be responsible for making this determination for any participant in a senior executive management position.

2. Partial year participation is permitted. Employees new to an MIB level position will join the plan on the first day of the month nearest their entry date and, if appropriate, receive a pro rata payout.

3. Except as otherwise provided in paragraph 4 below, no portion of the MIB is considered earned or payable unless the MIB Participant is employed by Perrigo, in good standing, on the first day of the following fiscal year.

4.  If an MIB Participant's employment terminates during the fiscal year due to
    (a) retirement at age 65 or older, (b) retirement at age 60 or older with at least 10 years of service, (c) retirement pursuant to the MIB Participant's acceptance of early retirement under an early retirement plan, (d) permanent disability as determined by the Compensation Committee; or (e) death, then the MIB Participant, or his or her estate in the case of death, shall be entitled to a pro rata portion of any MIB bonus payment for such fiscal year, computed to the date of such termination.

5. Exceptions to paragraphs 3 and 4 above can only be made at the sole discretion of the Chief Executive Officer.

6. Extraordinary items (charges or credits) are generally excluded from the calculations of the MIB at the discretion of the Board of Directors.

7. One hundred percent (100%) of any MIB will be paid within a reasonable time after the close of each fiscal year.

OTHER PLAN DESIGN RATIONALE

The components of the plan have been selected with reasons detailed below:

Total depreciated assets less cash, including capitalized leases are used as a base for measurement for ease of comparison with FORTUNE 500 or other reported statistics on business performance. Because management should be motivated to generate as much cash as possible and because the return on cash invested is less than on assets, cash is excluded from the asset base on a monthly basis.

Operating Income This measure eliminates interest and other income/expenses and income taxes from the calculation.

         Interest income or expense is excluded because it is often related to non-operating activities such as stock buyback, option exercises, debt or equity issues, asset sales, etc. It is also subject to interest rate fluctuations over which management has little control.

         Income taxes are excluded because they are subject to legislative changes over which management has little, if any control.

Average depreciated assets less cash on a monthly basis are used to ensure continued management attention to controlling the use of assets throughout the year rather than emphasis on year-end figures.

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